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Exhibit 10.10

CONSULTING AGREEMENT

        CONSULTING AGREEMENT, dated as of February 23, 2004, by and between SL Green Realty Corp., a Maryland corporation with its principal place of business at 420 Lexington Avenue, New York, New York 10170 (the "Company"), and Hugh Hall ("Consultant").

        WHEREAS, the Company desires the consulting services of Consultant, and Consultant is willing to be engaged by the Company in a consulting capacity as an independent contractor upon the terms and conditions set forth herein;

        WHEREAS, the Company intends for the Consultant to assist the Company in developing a business plan for the Finance Vehicle (as defined below), the formation and capitalization of the Finance Vehicle and the formation of a separate entity which shall be the manager (the "Manager") of the Finance Vehicle;

        WHEREAS, the parties hereto intend that (i) the Finance Vehicle will be capitalized in an initial public offering of equity securities (the "Initial Capitalization") to occur during the Consulting Period (defined below) and will be organized as set forth in the attached draft of Gramercy Capital Corp's S-11 filed on April 21, 2004 ("S-11") and in accordance with such other terms as shall be mutually agreed to by the parties and (ii) the Manager will be capitalized during the Consulting Period and organized as set forth in Exhibits A, B and C and in accordance with such other terms as shall be mutually agreed to by the parties; and

        WHEREAS, the parties acknowledge that notwithstanding the foregoing, Wachovia Securities, Inc. (the "Underwriter") may advise the Company and the Consultant that the Initial Capitalization is not feasible during the Consulting Period unless (i) the amount of the Initial Capitalization is less than $150,000,000 and/or (ii) the terms of the Initial Capitalization are materially different from those set forth in the attached Exhibits A and the S-11 (such an occurrence being a "Materially Changed Initial Capitalization"); and

        WHEREAS, the parties hereto intend that, as soon as is practicable (but no later than the date of the expiration of the Consulting Period), the Employment Agreement between Manager and Consultant described and discussed in Sections 2.2 and 2.3 below shall become effective upon completion of the Initial Capitalization.

        NOW, THEREFORE, the parties hereto agree as follows:

        1.     Engagement.    The Company hereby engages Consultant, and Consultant hereby accepts such engagement, to serve the Company in a consulting capacity as an independent contractor (the "Consulting Arrangement").

        2.     Term; Actions During the Term.

        2.1   The period of service of Consultant to the Company shall commence on the date first above written and shall continue until September 30, 2004, subject to earlier termination as provided in Section 2.3 or extension as provided below (the period during which Consultant provides consulting services hereunder being hereinafter referred to as the "Consulting Period"). Consultant may not solicit or accept any other offer or grant of employment without the consent of the Company, which may be granted or denied in its sole discretion until December 31, 2004 (the "Noncompete Period"). The Consulting Period shall be automatically extended for an additional three-month period provided that the Finance Vehicle has filed with the Securities and Exchange Commission (the "SEC") an initial Form S-11 (or similar form) with respect to its initial public offering and shall be automatically extended for an additional two months (for at total of five months) if such registration statements have been declared effective by the SEC prior to December 31, 2004.

        2.2   During the Consulting Period, each party hereto agrees to use its commercially reasonable efforts (including the expenditure by the Company of customary amounts for counsel, accountants,

underwriters and other consultants or advisors) to cause the following to occur, or the following actions to be taken, as soon as is practicable (collectively, the "Consulting Period Actions"):

          (a)   the consummation of the initial capitalization of Finance Vehicle by virtue of the Initial Capitalization, the organization of Finance Vehicle and the implementation of provisions relating to the business and governance of Finance Vehicle, all in accordance with the terms and to the extent contemplated in Exhibit A and the S-11, and in accordance with such other terms as shall be agreed to in writing among the applicable parties;

          (b)   the consummation of the initial capitalization of Manager, the organization of Manager and the implementation of provisions relating to the business and governance of Manager (including, without limitation, by virtue of the preparation, execution and delivery of an operating agreement of Manager (the "Manager Operating Agreement")), all in accordance with the terms and to the extent contemplated under Exhibit A and the S-11, and in accordance with such other terms as shall be agreed to in writing among the applicable parties;

          (c)   the implementation of an agreement or agreements relating to the relationship between Finance Vehicle and Manager (the "Management Agreement"), all in accordance with the terms and to the extent contemplated under Exhibit A and the S-11, and in accordance with such other terms as shall be agreed to in writing among the applicable parties;

          (d)   the preparation of the employment and non-competition agreement (the "Employment Agreement") between Manager and Consultant, all in accordance with the terms set forth in Exhibit A and the S-11, and in accordance with such other terms as shall be agreed to in writing among the applicable parties; and

          (e)   the preparation, execution and delivery of such other agreements, documents and instruments, and the taking of such other actions, as shall be reasonably necessary or desirable in order to effectively implement and effectuate the foregoing obligations and all documentation relating thereto.

    The obligation of the Company to consummate any of the foregoing capitalization and/or formation activities shall, in each case, be subject to the completion of the Initial Capitalization in a manner that is not a Materially Changed Initial Capitalization adverse to the interests of the Company.

        2.3   As soon as is practicable, but in no event later than the final day of the Consulting Period, each of (i) the Employment Agreement, (ii) the Manager Operating Agreement and (iii) the Management Agreement shall become effective and in full force. The Company covenants and agrees that it shall use its commercially reasonable efforts to cause Manager to enter into the Employment Agreement, the Manager Operating Agreement (to the extent applicable) and the Management Agreement and Finance Vehicle to enter into the Management Agreement. Notwithstanding any other term of Section 2.1 above, the Consulting Period shall be deemed automatically terminated upon effectiveness of the Employment Agreement.

        2.4   In the event that no later than December 30, 2004, the Underwriters determine that the Initial Capitalization can only be completed as a Materially Changed Initial Capitalization adverse to the interest of either party hereto, the parties hereto agree to consider alternative means to capitalize Finance Vehicle in a private offering, provided that such capitalization provides substantially the same benefits to the Company and does not result in materially adverse economics, governance or strategic value to either party in the execution of the business plan of the Finance Vehicle, provided, further, that nothing herein shall be deemed to impose any obligation on the Company or the Consultant to proceed with such alternative strategies. If the parties hereto each decides to pursue such alternative strategies, the parties agree to negotiate in good faith any modifications to this Agreement and the other agreements referred to herein as are necessary to reflect the different form of capitalization.

        3.     Duties.

        3.1   During the Consulting Period, Consultant shall render consulting services relating to the Consulting Period Actions and such other consulting services as shall be reasonably requested by the Company in its sole discretion from time to time regarding such matters as might be addressed by a chief operating officer or other comparable executive of a separate off-balance sheet vehicle (a "Finance Vehicle") sponsored by the Company to pursue and expand the structured finance business, as well as other consulting services as may be reasonably requested by the Company (collectively, the "Services").

        3.2   Consultant shall be available to the Company, on an exclusive and full-time basis as may be reasonable and necessary to the performance of the Services, in New York and such other places as may be reasonably required to carry out the Consulting Period Actions, and at such times as may be reasonably required to carry out the Consulting Period Actions. In addition to any holidays customarily taken on a paid basis by employees of the Company, the Consultant shall be entitled to three weeks vacation from the services provided for herein and shall be paid for such vacations provided that no more than two such weeks may occur consecutively or before August 30, 2004.

        4.     Compensation.

        4.1   During the Consulting Period, Consultant shall receive a monthly consulting fee of $25,000 to be paid on the last business day of each month. In the event of a termination or the expiration of this Agreement in any month, such fee shall be pro rated for the number of days in such month prior to such termination.

        4.2   During the Consulting Period, the Company shall reimburse Consultant for costs incurred for COBRA expenses paid to his former employer to the extent in excess of expenses for similar coverage payable from time to time by officers of the Company (currently $117 bi-weekly). Nothing in this Section shall limit the Company's right to change or modify or terminate any benefit plan or program as it sees fit from time to time in the normal course of business.

        4.3   Consultant acknowledges and agrees that he is solely responsible for any federal, state or local income or excise taxes imposed as a result of any of the payments provided for under this Agreement.

        4.4   In the event that the Initial Capitalization occurs or any comparable private financing transaction is successfully concluded prior to the end of the Consulting Period, the Company shall cause the Finance Vehicle (which may be through the execution of an Employment Agreement contemporaneously with the Initial Capitalization) to pay, or shall itself pay, Consultant a one-time minimum additional bonus of $400,000 payable promptly upon the initial public offering and shall reimburse Consultant for all out-of-pocket expenses (including reasonable legal fees) incurred in connection with the services provided hereunder (including the review and/or drafting of the Agreement and any agreements referred to herein) not otherwise reimbursed by the Company. The foregoing additional bonus shall not be due in the event that the Consultant is terminated for Cause.

        5.     Expenses.    The Company shall not be obligated to reimburse Consultant for any expenses incurred by Consultant in connection with performance of the Services, except that the Company shall reimburse Consultant, upon submission of appropriate supporting documentation, for: (i) reasonable travel, lodging, and food expenses incurred on trips outside New York that are taken at the specific request of the Company or that otherwise are necessary in connection with the performance of the Services, (ii) photocopying, postage, and long distance or facsimile charges reasonably incurred in performing the Services, (iii) overnight courier and messenger service charges reasonably incurred in order to provide the Services within the timeframe requested and (iv) such other expenses as shall be approved in advance by the Company. In connection with the initial public offering (or comparable private offering) of the equity securities of Finance Vehicle, the reasonable legal fees of Consultant incurred in connection with the preparation and negotiation of this Agreement and the other agreements and instruments contemplated herein shall be treated as reimbursable expenses.

        6.     Termination.

        6.1   The Company may terminate the Consulting Period at any time, for any reason or no reason, provided, that the Company first provides Consultant with no less than ten business days advance written notice of any such termination subject to the non-compete provisions of Section 2.1. Consultant may terminate the Consulting Period at any time, for any reason or no reason, provided, that Consultant first provides the Company with no less than ten business days advance written notice of any such termination. Notwithstanding the foregoing, the Company shall not be obligated to give prior notice to the Consultant if such termination is due to (i) Consultant's commission of a felony or (ii) Consultant's gross negligence, willful misconduct or material fraud.

        6.2   (a) If the Company terminates the Consulting Period without "Cause" (other than in connection with the concurrent effectiveness of the Employment Agreement), Consultant shall be entitled to a lump-sum payment of $750,000 minus the total amount of compensation paid under section 4.1 of this Agreement (the "Termination Fee") as of the date the Company terminates the Consulting Period; provided, however, that no such Termination Fee shall be paid if the Underwriters determine that the Initial Capitalization will be a Materially Changed Initial Capitalization that is adverse to the interests of the Company. For purposes of this Agreement, "Cause" shall mean (i) Consultant's commission of a felony; (ii) Consultant's gross negligence, willful misconduct or material fraud; or (iii) Consultant's material breach of any of his obligations under this Agreement, which breach under this clause (iii) is not cured by Consultant within 15 thirty days of his receipt of notice thereof from the Company.

        (b)   If the Underwriters determine that the Initial Capitalization will be a Materially Changed Initial Capitalization that is adverse to the interests of the Consultant, the Consultant shall not be obligated to enter into or provide the services set forth in the Employment Agreement or otherwise have any role with the Finance Company after the Initial Capitalization.

        6.3   If the Company terminates the Consulting Period for Cause, as of the date of termination, the Company's obligations under Section 4 shall immediately terminate (including without limitation any obligation to pay Consultant a Termination Fee), except that any monthly consulting fees which theretofore have been earned by Consultant will be due and payable as set forth in Section 4.

        7.     Ownership of Intellectual Property.    Consultant agrees that all documents, computer software, photographs, videos, graphics, or other work product, in all forms and media, that are copyrightable and are produced by Consultant under this Agreement (hereinafter, all such work products shall collectively be referred to as "Work Product") are "works made for hire" and all such Work Product shall be the sole property of the Company, and the Company shall have the exclusive right to copyright such Work Product in any country. In the event that a court were to decide that any one of the Work Product is not a work made for hire, Consultant hereby assigns all right, title and interest in and to such affected Work Product to the Company and hereby agrees to execute all documents (including but not limited to assignment of copyright ownership) submitted to him by the Company which may be necessary to secure such copyrights in the Company's name. Further, in recognition of the confidential nature of the work contracted for, Consultant agrees that he will not disclose to any third party or use for his own benefit any Work Product without the Company's prior written approval. The Company will own all right, title and interest in all Work Product, including without limitation all subject matter for which the Company may obtain and hold copyrights, registrations and any intellectual property or other protections that may be available to the Company. To the extent that any court of competent jurisdiction or any governmental or regulatory agency determines that the Company does not own all right, title and interests in any Work Product pursuant to this Agreement, then the provisions of this Agreement will still control and, for the consideration set forth herein, Consultant hereby irrevocably and absolutely assigns, sets over and grants to the Company, its successors and assigns, the Work Product and all rights therein.

        8.     Certain Covenants, Etc.

        8.1   During the Consulting Period, and at all times thereafter, Consultant shall maintain the confidentiality of all confidential or proprietary information of the Company ("Confidential Information"), and, except in furtherance of the business of the Company or as specifically required by law or by court order, he shall not directly or indirectly disclose any such information to any person or entity; nor shall he use Confidential Information for any purpose except for the benefit of the Company. For purposes of this Agreement, "Confidential Information" includes, without limitation: client or customer lists, identities, contacts, business and financial information (excluding those of Consultant prior to the commencement of the Consulting Period); investment strategies; pricing information or policies, fees or commission arrangements of the company; marketing plans, projections, presentations or strategies of the Company; financial and budget information of the Company; new personnel acquisition plans; and all other business related information which has not been publicly disclosed by the Company. This restriction shall apply regardless of whether such Confidential Information is in written, graphic, recorded, photographic, data or any machine-readable form or is orally conveyed to, or memorized by, Consultant, and whether or not developed, devised or otherwise created in whole or in part by Consultant's efforts, or otherwise by reason of Consultant's engagement by the Company.

        8.2   Because Consultant has access to the Company's Confidential Information, and in light of the compensation arrangements hereunder (including provision for the Termination Fee under certain circumstances), Consultant covenants and agrees that:

        8.3   During the Consulting Period, and for the one-year period following the termination of the Consulting Period for any reason (unless employment commences immediately after such termination), Consultant will not, without the prior written consent of the Board which shall include the unanimous consent of the Directors other than any officer of the Company, directly or indirectly (individually, or through or on behalf of another entity as owner, partner, agent, employee, consultant, or in any other capacity), solicit, encourage, or engage in any activity to induce any employee of the Company to terminate employment with the Company, or to become employed by, or to enter into a business relationship with, any other person or entity. For purposes of this subsection, the term "employee" means any individual who is an employee of or consultant to the Company (or any affiliate) during the six-month period prior to the last day of the Consulting Period.

        8.4   Consultant acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his period of service for the Company are the sole property of the Company ("Company Property"). During the Consulting Period, and at all times thereafter, Consultant shall not remove, or cause to be removed, from the premises of the Company, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company, except in furtherance of his consulting under this Agreement. When the Consulting Period ends (unless employment under the Employment Agreement commences immediately thereafter), or upon request of the Company at any time, Consultant shall promptly deliver to the Company all originals and copies of Company Property in his possession or control and shall not retain any originals or copies in any form.

        8.5   For one year following termination of the Consulting Period for any reason (unless employment commences immediately after such termination), Consultant shall not intentionally disclose or cause to be disclosed any negative, adverse or derogatory comments or information about (i) the Company and its parent, affiliates or subsidiaries, if any; (ii) any product or service provided by the Company and its parent, affiliates or subsidiaries, if any; or (iii) the Company's and its parent's, affiliates' or subsidiaries' prospects for the future. For one year following termination of the Consulting

Period for any reason (unless employment commences immediately after such termination), the Company shall not disclose or cause to be disclosed any negative, adverse or derogatory comments or information about Consultant. Nothing in this Section 8.5 shall prohibit either the Company or Consultant from testifying truthfully in any legal or administrative proceeding.

        8.6   Consultant declares that the foregoing limitations in Section 7 and 8 are reasonable and necessary for the adequate protection of the business and the goodwill of the Company. If any restriction contained in Section 7 or this Section 8 shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration or scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, scope, or other provisions hereof to make the restriction consistent with applicable law, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby. In the event that Consultant breaches any of the promises contained in Section 7 or this Section 8, Consultant acknowledges that the Employer's remedy at law for damages will be inadequate and that the Company will be entitled to specific performance, a temporary restraining order or preliminary injunction to prevent Consultant's prospective or continuing breach and to maintain the status quo. The existence of this right to injunctive relief, or other equitable relief, or the Company's exercise of any of these rights, shall not limit any other rights or remedies the Company may have in law or in equity, including, without limitation, the right to compensatory and monetary damages. In the event that a final non-appealable judgment is entered in favor of one of the parties, that party shall be reimbursed by the other party for all costs and attorneys' fees incurred by such party in such action. Consultant hereby agrees to waive his right to a jury trial with respect to any action commenced to enforce the terms of this Agreement.

        8.7   Notwithstanding any other term of this Agreement (including, without limitation, Section 7), the Company agrees that all documents, financial models and other materials that were produced by Consultant prior to the start of the Consulting Period that relate to the Finance Vehicle are not subject to Section 7 or any other provision of this Agreement, even if such materials were or are subsequently incorporated into any Work Product.

        9.     Relationship Between Consultant and the Company.

        9.1   Consultant is an independent contractor and not an employee or agent of the Company. The Consultant will not take any action or sign any agreement on behalf of the Company without the Company's express written consent. The Consultant will not represent to third parties that he has the power to bind the Company.

        9.2   Consultant will not disclose to any third party the terms of this Agreement or the fact that Consultant is rendering services to the Company, unless expressly authorized in writing by the Company to do so or, upon prior written notice to the Company, if disclosure is required under applicable law. Notwithstanding the foregoing, the Consultant shall be entitled to disclose general information (consistent with "Gun Jumping" restrictions as set forth in a memorandum from Clifford Chance LLP and attached hereto as Exhibit B) in connection with business meetings relating to the scope of services provided herein and with respect to which the Consultant has given prior notice to the Company and the Company has not objected to same.

        10.   Certain Covenants, Representations and Warranties.

        10.1 Consultant hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which he is a party or is bound, and that he is not now subject to any covenants against competition or similar covenants which would affect the performance of his obligations hereunder. The Company hereby represents and warrants it has all requisite power and authority, and has taken all corporate action in order to execute, deliver and perform its obligations under this Agreement.

        10.2 Consultant represents and warrants that all services he renders pursuant to this Agreement will be performed with a professional level of skill and will conform to the general instructions and specifications set forth herein or as generally directed by the Company.

        11.   Miscellaneous.

        11.1 All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand and or sent by prepaid telex, cable or other electronic devices or sent, postage prepaid, by registered or certified mail or telecopy or overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

(a)	if to Consultant:
Hugh F. Hall 69 Calhoun Drive Greenwich, CT 06831
with a copy to:
Friedman Kaplan Seiler & Adelman LLP 1633 Broadway New York, New York 10019 Attention: Edward A. Friedman
(b)	if to the Company:
SL Green Realty Corp. 420 Lexington Avenue New York, New York 10170 Attention: General Counsel
with a copy to:
Clifford Chance US LLP 200 Park Avenue New York, New York 10166 Attention: Robert E. King, Jr.

or such other address as either party may from time to time specify by written notice to the other party hereto.

        11.2 No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by the party against whom such amendment, modification or waiver is sought. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstances shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion hereof) or the application of such provision to any other persons or circumstances. This Agreement sets forth the entire understanding of the parties with respect to its subject matter and supersedes any and all prior agreements, arrangements and understandings relating to the subject matter hereof.

        11.3 This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Consultant are personal and shall not be assigned by him. This Agreement shall inure to the benefit of and be enforceable by Consultant's personal and legal representatives, executors, administrators, assigns, heirs, distributees, devisees and legatees.

        11.4 Section headings used in this Agreement are included for convenience of reference only and will not affect the meaning of any provision of this Agreement. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

        11.5 This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State. Consultant agrees to submit to the jurisdiction of the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County, for the purpose of any action to enforce any of the terms of this Agreement.

        12.   Indemnification.

        The Company shall enter into an Indemnification Agreement on the same terms as those set forth in the Indemnification Agreement attached hereto as Exhibit C pursuant to which the Company shall be the "Company" as set forth therein and Consultant shall be the "Indemnitee" as defined therein. Consultant shall not be entitled to indemnification as provided therein to the extent that the Consultant is found by court of competent jurisdiction to have acted in a grossly negligent manner and shall indemnify the Company against any losses arising out of any such actions.

        IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first set forth above.

SL GREEN REALTY CORP.		CONSULTANT
By:	/s/ MARC HOLLIDAY	By:	/s/ HUGH HALL
Name:		Name:	Hugh Hall
Title:

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  Exhibit 10.10
CONSULTING AGREEMENT